EXHIBIT 99.3

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
                  --------------------------------------------

         The undersigned acknowledge that that certain Stock Purchase Agreement ("Agreement"), by and between Larry Levinson and Novanet Media, Inc., is hereby amended, at Paragraph 2, to amend the definition of the "Closing Date", as follows:

                  The Closing Date shall occur within three (3) days of the execution of definitive documentation by and among Cyberads, Levinson, Rockland Credit Finance, LLC and/or WebBank (collectively, "Rockland Credit"), which documentation shall release Levinson as a guarantor of all indebtedness which Cyberads, its subsidiaries or affiliates may have to Rockland Credit (the "Rockland Credit Documentation"). The Purchaser shall utilize its best efforts to close the transactions, which are the subject of the Agreement, within three (3) days of execution of the Rockland Credit Documentation; provided, however, that Purchaser's failure to be ready, willing and able to close on such transactions within ten (10) days of the execution of the Rockland Credit Documentation shall constitute a material default by Purchaser under the Agreement.

The Agreement is further amended, at Paragraph 3, to provide for a new Paragraph 3(c), as follows:

                  3(c). Novanet Media shall deliver to Levinson, on or before October 9, 2003, an additional non-refundable $50,000 payment (the "Additional Non-Refundable Deposit"), which Additional Non-Refundable Deposit shall, as with the previous non-refundable deposits made by Purchaser to Seller, in the aggregate amount of $100,000, be deducted from the purchase price payable by Purchaser to Seller at the Closing. Upon receipt of the Additional Non-Refundable Deposit, Levinson shall take all necessary actions to remove himself as a signatory from all bank accounts maintained by Cyberads and its subsidiaries, and Levinson shall assist Cyberads and Purchaser in substituting as signatory(ies) such person or persons who may be reasonably acceptable to Cyberads and Purchaser. Pending the Closing, Levinson shall continue to be paid Five thousand dollars ($5,000) on a weekly basis, every Thursday, which payment shall be applied to amounts outstanding under the Levinson Note. In the event the Closing does not occur, as provided herein, Levinson and Cyberads shall take all steps necessary to remove the signatory(ies) to all bank accounts maintained by Cyberads, pursuant to this paragraph, and shall reinstate himself as a signatory on such accounts.

         Other than as specifically provided for herein, the terms of that certain Stock Purchase Agreement, dated September 9, 2003, and the First Amendment to Stock Purchase Agreement, dated on or about September 25, 2003, shall set forth the terms of the agreement between the parties. In the event of a conflict with respect to this Second Amendment to Purchase Agreement (the "Second Amendment"), the Stock Purchase Agreement and the First Amendment to Stock Purchase Agreement, the terms of the Second Amendment shall survive.

         Dated this 10th day of October, 2003.

                                                Novanet Media, Inc.

                                                By: /s/ KENNETH OWEN
                                                   -----------------------------
                                                   Kenneth Owen, President

                                                /s/ LARRY LEVINSON
                                                --------------------------------
                                                Larry Levinson


                                                Cyberads, Inc.

                                                By: /s/ RONALD TRAUTMAN
                                                   -----------------------------
                                                   Ronald Trautman, President